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                                                                 EXHIBIT 10.9

                                                                         FINAL

                        HOLDING COMPANY SUPPORT AGREEMENT

            THIS HOLDING COMPANY SUPPORT AGREEMENT (this "Agreement"), dated as of April 12, 1999, is made by and between PCA Holdings LLC, a Delaware limited liability company ("Holdings"), and Packaging Corporation of America, a Delaware corporation (the "Company").

            WHEREAS, Holdings, the Company and Tenneco Packaging Inc. ("TPI") are parties to that certain Contribution Agreement, dated January 25, 1999, as amended by that letter agreement dated April 12, 1999 among the Company, TPI and Holdings (the "Contribution Agreement"), pursuant to which Holdings has agreed to contribute cash and become a stockholder in the Company (the "Holdings Investment") and TPI has agreed to contribute substantially all of the assets of its Containerboard Business (as defined in the Contribution Agreement) to the Company in exchange for outstanding common stock of the Company, in each case pursuant to the terms and subject to the conditions set forth therein;

            WHEREAS, Holdings was organized for the purpose of making the Holdings Investment and upon consummation of the transactions contemplated in the Contribution Agreement (the "Closing") and immediately prior to and on the Closing Holdings will not own any securities and will not be engaged in any business activities or operations (other than with respect to the Holdings Investment and in connection with the transactions contemplated by the Contribution Agreement); and

            WHEREAS, the Company desires to reimburse Holdings for certain fees, costs and expenses incurred, directly or indirectly, by Holdings as a result of the Holdings Investment.

            NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Holdings and the Company hereby agree as follows:

            1. Reimbursement. The Company shall promptly reimburse Holdings for all fees, costs and expenses as may be incurred or become payable (whether prior to, upon or following the Closing) by Holdings or its members, affiliates, officers and employees arising out of, in connection with, or relating to the Holdings Investment (the "Holdings Investment Expenses"), which shall include, but not be limited to, Holdings' operating expenses, franchise taxes and other taxes imposed on Holdings, and expenses of Holdings associated with Holdings' financial or other reporting obligations.

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            2. Term. This Agreement shall continue until the consummation of the complete sale, transfer or other disposition of all of the Holdings Investment to any Person or group of Persons (other than to Madison Dearborn Capital Partners III, L.P. ("MDP") or any of its direct or indirect members or any of its or their affiliates). Except as consented to by Holdings, no termination of this Agreement whether pursuant to this Section 2 or otherwise, shall affect the Company's reimbursement obligations hereunder with respect to the fees, costs, expenses and Losses (as defined below) incurred by Holdings or other Holdings Parties (as defined below) and not reimbursed by the Company as of the effective date of such termination.

            3. Liability. None of Holdings, any of its affiliates, or any of their respective direct or indirect officers, directors, managers, members, partners, equity owners, employees, agents, representatives, successors or assigns (collectively, "Holdings Parties") shall be liable to the Company, any of its subsidiaries or affiliates or any of their respective direct or indirect stockholders, equity owners, employees, agents, representatives, successors or assigns, for any loss, liability, damage or expense arising out of or in connection with the any services performed to or for the Company.

            4. Indemnification. The Company agrees to defend, indemnify and hold harmless each of the Holdings Parties from and against, and to reimburse each of the Holdings Parties for, all out-of-pocket, legal and other costs and expenses incurred by it in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with this Agreement (whether or not such indemnified person is a named party in such proceeding); provided that, the foregoing notwithstanding, the Company's obligations under this Section shall be subject to the dollar limitation set forth below in Section 5.

            5. Covenants. Each of Holdings and the Company covenants and agrees that, except as may otherwise be agreed to in writing in advance by TPI, during the period from the Closing Date until such time when TPI no longer holds any of
(x) the equity securities of the Company issued to TPI on the Closing Date (as defined in the Contribution Agreement) or (y) any securities issued with respect to the securities referred to in the foregoing clause (x) by way of a stock dividend, stock split or in connection with a recapitalization or subsidiary merger (the period from the date hereof until such time being herein referred to as the "TPI Holding Period"):

            a. neither the Company, any of its subsidiaries or any of their respective successors or assigns shall, directly or indirectly, pay or become obligated to pay (or accrue or become obligated to accrue for) any fees or other compensation for services rendered to Holdings, MDP or their respective members or affiliates, and neither Holdings nor any of its members will charge or seek payment of any such amounts other than expense


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                  reimbursement as contemplated by Section 1 above but subject to paragraph (b); and

            b. the Company's payment obligations under this Agreement shall be limited to payments pursuant to Section 4 and to Holdings Investment Expenses (as defined herein as of the date hereof) and shall not exceed $250,000 in the aggregate per annum.

            6. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered, if mailed by registered or certified mail, postage prepaid, or if sent by facsimile transmission and the facsimile transmission is promptly confirmed by telephone confirmation thereof, to the other party at the following addresses and facsimile numbers (or at such other address or facsimile number as shall be given in writing by one party to the other):

            If to Holdings:

                  PCA Holdings LLC
                  c/o Madison Dearborn Partners, LLC
                  Three First National Plaza, Suite 3800
                  Chicago, IL  60602
                  Fax:  (312) 895-1056
                  Attn: Samuel M. Mencoff
                        Justin S. Huscher

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, IL  60601
                  Fax:  (312) 861-2200
                  Attn: William S. Kirsch, P.C.

            If to the Company:

                  Packaging Corporation of America
                  1900 West Field Court
                  Lake Forest, IL  60045
                  Fax:  (847) 482-4589
                  Attn: Paul T. Stecko


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            7. Entire Agreement; Modification. This Agreement supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, concerning the reimbursement of Holdings' expenses in the manner described herein, but shall not be construed to limit any payments to which Holdings may be entitled under the Contribution Agreement or any of the Ancillary Agreements or any other agreement entered into in connection with the Closing relating to fees and/or expense reimbursement obligations of the Company to Holdings (so long as the Company's obligations under any such agreement are, together with the Company's obligations hereunder, subject to the limitations set forth in Section 5 hereof). This Agreement may not be modified except by an instrument in writing executed by each of Holdings and the Company and, in the case of Sections 2, 5 and 7 of this Agreement, during the TPI Holding Period, by TPI (who, during the TPI Holding Period, is a third party beneficiary of Sections 2,5 and 7).

            8. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

            9. Assignment. Neither Holdings nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other.

            10. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                                    * * * * *


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            IN WITNESS WHEREOF, Holdings and the Company have executed this
Holding Company Support Agreement as of the date and year first above written.


                                    PCA HOLDINGS LLC

                                    By:   /s/ Samuel M. Mencoff
                                       --------------------------------
                                       Name:   Samuel M. Mencoff
                                       Title:  Managing Director


                                    PACKAGING CORPORATION OF AMERICA

                                    By:   /s/ Richard B. West
                                       --------------------------------
                                       Name:   Richard B. West
                                       Title:  Secretary

ACKNOWLEDGED AND AGREED BY:

TENNECO PACKAGING INC.

By:  /s/ James V. Faulkner, Jr.
   -------------------------------
Name:   James V. Faulkner, Jr.
Title:  Vice President